PRESS RELEASE

Plantronics Declares Quarterly Dividend

FOR INFORMATION, CONTACT: Debbie Peterson Investor Relations Manager (831) 458-7533	FOR IMMEDIATE RELEASE October 19, 2004

SANTA CRUZ, CA. - October 19, 2004 - Plantronics, Inc., (NYSE: PLT) today announced that its Board of Directors declared a quarterly dividend of $0.05 per share. The dividend is payable on December 10, 2004 to shareholders of record at the close of business on November 12, 2004.

Ken Kannappan, President and Chief Executive Officer, stated, "Plantronics’ Board of Directors initiated a dividend policy earlier this fiscal year as part of our ongoing effort to enhance shareholder value. Plantronics’ strong financial position provides us with the flexibility to return some cash directly to our shareholders in the form of a regular dividend while continuing to invest in growing our business."

About Plantronics
Plantronics introduced the first lightweight communications headset in 1962 and is recognized as the world leader in communications headsets. A publicly held company with approximately 4,400 employees, Plantronics is the leading provider of headsets to telephone companies and the business community worldwide. Plantronics headsets are also used widely in many Fortune 500 corporations and have been featured in numerous motion pictures and high-profile events, including Neil Armstrong's historic "One small step for man" transmission from the moon in 1969. Plantronics, Inc., headquartered in Santa Cruz, California, was founded in 1961 and maintains offices in 20 countries. Plantronics products are sold and supported through a worldwide network of authorized Plantronics marketing partners. Information about the Company and its products can be found at www.plantronics.com or by calling (800) 544-4660.

Plantronics is a registered trademark of Plantronics, Inc. Bluetooth is a trademark owned by Bluetooth SIG Inc., and is used by Plantronics under license. All other products or service names mentioned herein are trademarks of their respective owners

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802 831-426-6060 / Fax 831-426-6098